                            SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


Filed by the Registrant [X]       Filed by a Party other than the Registrant [ ]
--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))


                            IDEXX LABORATORIES, INC.
                (Name of Registrant as Specified In Its Charter)


                            IDEXX LABORATORIES, INC.
                  (Name of Person(s) Filing Proxy Statement)


PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:
--------------------------------------------------------------------------------

                            IDEXX LABORATORIES, INC.
                                One IDEXX Drive
                              Westbrook, ME 04092

April 19, 2000

To all IDEXX stockholders:

     We invite you to attend our Annual Stockholders' Meeting on Wednesday, May 17, 2000, at 9:00 a.m. The meeting will be held at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine.

     The attached Notice of Annual Meeting and Proxy Statement describe the business to be conducted at the Annual Meeting. Stockholders may access the Notice, the Proxy Statement and our Annual Report via the Internet at the Internet Web site address indicated on the proxy card. Some of our stockholders have elected to access these materials and vote via the Internet and will not receive a paper proxy card, Proxy Statement or Annual Report by mail. Whether or not you have elected to access the proxy materials via the Internet, you may vote via the Internet or by telephone.

     At this year's Annual Meeting, the agenda includes the election of three directors. Nominees for three-year terms on our Board are David E. Shaw, William
F. Pounds and Mary L. Good, Ph.D. We are also seeking stockholder approval of the 2000 Director Option Plan and an amendment to the 1998 Stock Incentive Plan.

     Our management team and Board of Directors appreciate and encourage stockholder participation at the Annual Meeting. Whether or not you plan to attend the meeting, it is important that your shares be represented. Please take a moment now to sign, date and return your proxy in the envelope provided or vote via the Internet or by telephone, even if you plan to attend the meeting.

                                            Sincerely,

                                            David E. Shaw, Chairman and
                                            Chief Executive Officer

                            IDEXX LABORATORIES, INC.
                                One IDEXX Drive
                             Westbrook, Maine 04092

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON WEDNESDAY, MAY 17, 2000

     The Annual Meeting of Stockholders of IDEXX Laboratories, Inc. (the "Company") will be held at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine, on Wednesday, May 17, 2000, at 9:00 a.m., local time, to consider and act upon the following matters:

     1. To elect three Class I Directors for a three-year term;

     2. To approve the Company's 2000 Director Option Plan covering 200,000 shares of the Company's Common Stock, as described in the Proxy Statement;

     3. To approve an amendment to the Company's 1998 Stock Incentive Plan increasing from 2,500,000 to 3,500,000 the number of shares of the Company's Common Stock authorized for issuance under the plan;

     4. To ratify the selection by the Board of Directors of Arthur Andersen LLP as the Company's independent public accountants for the current fiscal year; and

     5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on March 21, 2000 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                            By Order of the Board of Directors,

                                            Conan R. Deady, Secretary

Westbrook, Maine
April 19, 2000

     WE ENCOURAGE YOU TO ATTEND THE ANNUAL MEETING IN PERSON OR TO VOTE YOUR SHARES BY PROXY. REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE AT YOUR EARLIEST CONVENIENCE. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                            IDEXX LABORATORIES, INC.
                                One IDEXX Drive
                             Westbrook, Maine 04092

             PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2000

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of IDEXX Laboratories, Inc. (the "Company") for use at the Annual Meeting of Stockholders to be held on May 17, 2000 and at any adjournment of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the stockholders' instructions and, if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Annual Meeting. A stockholder may revoke any proxy at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     At the close of business on March 21, 2000, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 35,407,310 shares of common stock, $.10 par value per share, of the Company (the "Common Stock"). Stockholders are entitled to one vote per share.

     The Company's Annual Report for 1999 was mailed to stockholders, along with these proxy materials, on or about April 19, 2000.

VOTING ELECTRONICALLY OR BY TELEPHONE

     Instead of voting by mail on the enclosed proxy card, shareholders may vote electronically via the Internet or by telephone. The deadline for voting electronically via the Internet or by telephone is May 16, 2000 at 11:59 p.m. EDT. Please note that Internet and telephone voting procedures may vary depending on whether shares are registered in the stockholder's name or in "street name" through a nominee such as a brokerage firm or bank.

     The Internet and telephone voting procedures are designed to ensure that stockholders' identities are validated, to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. Stockholders voting via the Internet through either EquiServe Limited Partnership or ADP Investor Communication Services should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

  For Shares Registered Directly in the Name of the Stockholder

     Stockholders with shares registered directly in their name in the stock records maintained by the Company's transfer agent, EquiServe Limited Partnership, may vote their shares via the Internet or by telephone in accordance with instructions set forth on the enclosed proxy card.

  For Shares Registered in the Name of a Brokerage Firm or Bank

     A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offers Internet voting options. That program is different from the program provided by EquiServe Limited Partnership for shares registered in the name of the stockholder. Stockholders whose shares are held in an account at a brokerage firm or bank participating in the ADP Program may vote their shares via the Internet or by telephone in accordance with instructions set forth on the enclosed vote instruction form.

VOTES REQUIRED

     The holders of a majority of the shares of Common Stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock present in person or represented by proxy (including shares that abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of Directors. The affirmative vote of the holders of a majority of the shares of Common Stock voting on the matter is required to (i) approve the Company's 2000 Director Option Plan, (ii) approve the amendment to the Company's 1998 Stock Incentive Plan and (iii) ratify the selection of Arthur Andersen LLP as the Company's independent auditors for the current year. Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on the matters being presented for stockholder action at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information, as of March 31, 2000, with respect to the beneficial ownership of the Common Stock by (i) each person known by the Company to beneficially own more than five percent of the outstanding shares of Common Stock, (ii) each Director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth under the caption "Executive Compensation" below and (iv) all current Directors and executive officers of the Company as a group:

                                                            NUMBER OF SHARES    PERCENTAGE OF
                                                              BENEFICIALLY       COMMON STOCK
                    BENEFICIAL OWNER                            OWNED(1)        OUTSTANDING(2)
                    ----------------                       ------------------   --------------
Massachusetts Financial Services Company(3)..............      5,113,364            14.42%
  500 Boylston Street
  Boston, Massachusetts 02116
Putnam Investments, Inc.(4)..............................      4,405,255            12.43%
  One Post Office Square
  Boston, Massachusetts 02109
Capital Research and Management Company(5)...............      2,250,000             6.35%
  333 South Hope Street
  Los Angeles, California 90071
Thomas Craig.............................................            860                *
Mary L. Good, Ph.D.(6)...................................         11,296                *
John R. Hesse(7).........................................         48,916                *
James L. Moody, Jr.(8)...................................         89,668                *
Kenneth Paigen, Ph.D.(9).................................         40,704                *
William F. Pounds(10)....................................         99,196                *
Gabriel Schmergel........................................          8,504                *
David E. Shaw(11)........................................      1,377,663             3.79%
Erwin F. Workman, Jr., Ph.D.(12).........................        478,698             1.34%
Ralph K. Carlton(13).....................................         81,020                *
Roland H. Johnson........................................             --
Louis W. Pollock(14).....................................        109,360                *
Jeffrey J. Langan(15)....................................         71,366                *
All current Directors and executive officers as a
  group (16 persons)(16).................................      2,602,114             6.97%

---------------
  *  Less than 1%.

 (1) The inclusion herein of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise indicated, each person listed above has sole voting and investment power with respect to the shares listed. Any reference below to stock options held by the person or entity in question refers to stock options that are exercisable as of March 31, 2000 or exercisable within 60 days after March 31, 2000.

 (2) The number of shares deemed outstanding includes 35,448,289 shares outstanding as of March 31, 2000, plus any shares subject to options held by the person or entity in question that are exercisable as of March 31, 2000 or exercisable within 60 days after March 31, 2000.

 (3) Based upon information derived from a Schedule 13G/A filed by Massachusetts Financial Services Company ("MFSC") pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 1999. According to the Schedule 13G/A, MFSC has the sole power to vote 4,007,064 shares.

 (4) Based upon information derived from a Schedule 13G/A filed by Putnam Investments, Inc. ("PI") pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 1999. According to the Schedule 13G/A, PI has the shared power to vote 207,450 shares and shared power to dispose of 4,405,255 shares.

 (5) Based upon information derived from a Schedule 13G filed by Capital Research and Management Company pursuant to Section 13 of the Exchange Act and the rules promulgated thereunder reporting its beneficial ownership of shares as of December 31, 1999.

 (6) Includes options to purchase 6,500 shares of Common Stock and 2,000 shares that are held by the Good Family Associates, LP, as to which Dr. Good shares voting and dispositive power.

 (7) Includes options to purchase 23,000 shares of Common Stock.

 (8) Includes options to purchase 26,332 shares of Common Stock.

 (9) Includes options to purchase 38,504 shares of Common Stock.

(10) Includes options to purchase 26,333 shares of Common Stock.

(11) Includes options to purchase 944,700 shares of Common Stock.

(12) Includes options to purchase 391,500 shares of Common Stock.

(13) Consists of options to purchase 81,020 shares of Common Stock.

(14) Includes options to purchase 103,880 shares of Common Stock. Also includes 174 shares of Common Stock held in an individual retirement account for Mr. Pollock's wife, as to which shares Mr. Pollock disclaims beneficial ownership.

(15) Mr. Langan resigned from the Company effective July 21, 1999. Includes options to purchase 70,000 shares of Common Stock.

(16) Includes options to purchase 1,882,264 shares of Common Stock.

                             ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides that the Board of Directors is classified into three classes (designated Class I Directors, Class II Directors and Class III Directors), with members of each class holding office for staggered three-year terms. There are currently three Class I Directors, whose terms expire at the 2000 Annual Meeting of Stockholders, three Class II Directors, whose terms expire at the 2002 Annual Meeting of Stockholders, and three Class III Directors, whose terms expire at the 2001 Annual Meeting of Stockholders (in all cases subject to the election and qualification of their successors and to their earlier death, resignation or removal).

     The persons named in the enclosed proxy will vote to elect David E. Shaw, William F. Pounds and Mary L. Good, Ph.D. as Class I Directors, unless authority to vote for the election of all or any of the nominees is withheld by marking the proxy to that effect. Each of the nominees is currently a Class I Director of the Company. Each nominee has indicated his or her willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.

     There are no family relationships among the executive officers or Directors of the Company.

NOMINEES

     Set forth below for each Director of the Company (including the three nominees for Class I Director) is the following information: name and age, positions with the Company, principal occupation and business experience during the past five years, directorships of other publicly-held companies, and the year of commencement of such Director's term as a Director of the Company:

                         NOMINEES FOR CLASS I DIRECTORS

     DAVID E. SHAW, age 48, has been Chief Executive Officer and President of the Company since July 1999. He also served as Chief Executive Officer of the Company from its incorporation in 1983 until February 1999, and as President of the Company from 1983 until October 1993. Mr. Shaw has been Chairman of the Board since 1983 and served as Executive Chairman from February 1999 to July 1999.

     WILLIAM F. POUNDS, age 72, has been a Director of the Company since 1990. Mr. Pounds has been a Professor at the Sloan School of Management, Massachusetts Institute of Technology, since 1961 and was President of Rockefeller Financial Services from September 1981 until May 1991. Mr. Pounds is a director of Putnam Mutual Funds and The Sun Company, Inc.

     MARY L. GOOD, PH.D., age 68, has been a Director of the Company since December 1997. Dr. Good has served as Professor and Interim Dean at Donaghey College of Information Science and Systems Engineering at the University of Arkansas, Little Rock since July 1998, and has been a managing member of Venture Capital Investors, LLC since July 1997. Dr. Good was the Under Secretary for Technology for the Technology Administration in the United States Department of Commerce from August 1993 until June 1997, and was Senior Vice
President -- Technology at AlliedSignal, Inc. from 1988 until August 1993. Dr. Good is a director of Biogen, Inc. and Whatman PLC.

                              CLASS III DIRECTORS
                     (TERMS EXPIRE AT 2001 ANNUAL MEETING)

     GABRIEL SCHMERGEL, age 59, has been a Director of the Company since February 2000. Mr. Schmergel has been Chairman of the Board of Syntonix Pharmaceuticals since 1999. Mr. Schmergel served as President and

Chief Executive Officer of Genetics Institute, Inc., a biopharmaceuticals company, from 1981 until 1997. Mr. Schmergel is also a director of PerkinElmer, Inc.

     JAMES L. MOODY, JR., age 68, has been a Director of the Company since 1992. Mr. Moody was Chairman of the Board of Hannaford Bros. Co., an operator of supermarkets, from 1984 until 1997, and served as Chief Executive Officer of Hannaford Bros. Co. from 1973 until 1992. He is also a director of Staples, Inc., UnumProvident Corporation, Empire Company Limited (a Canadian corporation), and a trustee of various funds of the Liberty Colonial Group of Mutual Funds.

     ERWIN F. WORKMAN, JR., PH.D., age 53, has been a Director of the Company since October 1993. Dr. Workman has served as Executive Vice President and Chief Scientific Officer of the Company since November 1997. Dr. Workman joined the Company as a Vice President in 1984, and he became Senior Vice President in December 1991, Executive Vice President in May 1992 and served as President and Chief Operating Officer from 1993 to November 1997. Prior to joining the Company, he was Manager of Research and Development for the Hepatitis and AIDS Business Unit within the diagnostic division of Abbott Laboratories.

                               CLASS II DIRECTORS
                     (TERMS EXPIRE AT 2002 ANNUAL MEETING)

     THOMAS CRAIG, age 46, has been a Director of the Company since December 1999. Mr. Craig is the Founding Director of Monitor Group, a business services company, and has served as its Director since 1983.

     JOHN R. HESSE, age 66, has been a Director of the Company since 1984. Mr. Hesse has been President of Private Equity Managers, Inc. since 1980 and Chairman of the Board and President of International Garden Products, Inc. since January 1996.

     KENNETH PAIGEN, PH.D., age 72, has been a Director of the Company since 1992. Dr. Paigen has been a director of The Jackson Laboratory, a nonprofit genetics research institute, since 1989. From 1982 until 1989, Dr. Paigen was a Professor at the University of California-Berkeley.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee met three times during 1999 to review the activities and the effectiveness of the auditors during the annual audit and related matters, to discuss the Company's internal accounting control policies and procedures and to consider and recommend the selection of the Company's independent auditors. The current Audit Committee members are Messrs. Pounds (Chairman), Hesse and Dr. Paigen.

     The Company has a standing Compensation Committee, which provides recommendations to the Board regarding compensation programs of the Company, administers the Company's stock option plans, and authorizes stock option grants under the 1991 Stock Option Plan and 1998 Stock Incentive Plan. The Compensation Committee met seven times during 1999. The current members of the Compensation Committee are Messrs. Moody (Chairman), Pounds and Dr. Good.

     The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

     The Board of Directors met nine times during 1999. Each Director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he or she served.

DIRECTORS' COMPENSATION

     Directors who are not officers or employees of the Company have received stock or stock options pursuant to formula plans, as described below, and expense reimbursement for attending Board and Committee meetings. Directors who are officers or employees of the Company do not receive any additional compensation for their services as Directors.

     Under the Company's 1999 Director Stock Plan (the "1999 Director Plan"), Directors who are not officers or employees of the Company or of any subsidiary of the Company are entitled to receive 2000 shares of Common Stock at each annual meeting through and including the Annual Meeting of Stockholders to be held in 2004 (as discussed below, the 1999 Director Plan will terminate upon stockholder approval of the 2000 Director Option Plan). In addition, eligible Directors elected to the Board other than at an annual meeting receive a pro rata number of shares of Common Stock. To assist Directors in satisfying tax obligations resulting from the awards, the Company makes a cash payment of $15,000, or a pro rata portion thereof, to each Director upon such Director's receipt of a Common Stock award. Except for such payments, the Company has not paid cash director's fees to its Directors.

     As of March 31, 2000, 13,364 shares of Common Stock had been granted under the 1999 Director Plan and 66,636 shares of Common Stock were available to be granted under the 1999 Director Plan.

     In February 2000, the Board of Directors adopted, subject to stockholder approval, the 2000 Director Option Plan (the "2000 Director Plan") covering 200,000 shares of the Company's Common Stock. The 2000 Director Plan is intended to replace the 1999 Director Plan. See "Approval of the Company's 2000 Director Option Plan" for a description of the proposed new plan. If the 2000 Director Plan is approved, the 1999 Director Plan will terminate and no shares of Common Stock will be issued under the 1999 Director Plan following such termination. If the 2000 Director Plan is not approved, 2000 shares of Common Stock will be granted, and a cash payment of $15,000 will be paid, at the Annual Meeting to each eligible Director under the 1999 Director Plan.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of (i) each person who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1999 and (ii) the four other most highly compensated executive officers during the fiscal year ended December 31, 1999 who were serving as executive officers as of December 31, 1999 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                LONG-TERM
                                                                               COMPENSATION
                                                ANNUAL COMPENSATION               AWARDS
                                       -------------------------------------   ------------
                                                                OTHER ANNUAL    SECURITIES
                                                                COMPENSATION    UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR   SALARY($)     BONUS($)       ($)         OPTIONS(#)    COMPENSATION($)(1)
 ---------------------------    ----   ---------     --------   ------------   ------------   ------------------
David E. Shaw.................  1999   $386,000      $320,000       --           190,000           $  4,800
  President and Chief           1998   $439,500      $378,000       --           100,000           $  3,368
  Executive Officer             1997   $390,200            --       --           135,000(2)        $  3,176
Erwin F. Workman, Jr.,
  Ph.D. ......................  1999   $296,500      $188,800       --            50,000           $  4,800
  Executive Vice President and  1998   $306,700      $216,000       --            60,000           $  3,220
  Chief Scientific Officer      1997   $293,500            --       --           108,000(3)        $  3,302
Ralph K. Carlton..............  1999   $260,000      $134,300       --            40,100                 --
  Senior Vice President         1998   $269,400      $147,000       --            50,000                 --
                                1997   $214,900            --       --           105,000(4)        $ 25,000(5)
Roland H. Johnson.............  1999   $215,900      $ 83,300       --                --           $  5,000
  Vice President                1998   $ 51,604(6)   $206,000(7)     --               --                 --
Louis W. Pollock..............  1999   $188,500      $109,400       --            30,000           $  4,800
  Vice President                1998   $186,400      $ 92,000       --            30,000           $  3,189
                                1997   $165,900            --       --            35,350(8)        $  3,175
Jeffrey J. Langan(9)..........  1999   $344,400            --       --            50,000           $ 45,300(10)
  Former President and          1998   $311,700      $216,000       --                --           $103,269(11)
  Chief Executive Officer       1997   $ 23,077            --       --           250,000                 --

---------------
 (1) Except as noted otherwise, consists of the Company's matching contribution under the IDEXX Retirement and Incentive Savings Plan.

 (2) Represents options issued in exchange for options to purchase 270,000 shares in connection with the Company's 1997 option repricing program. Excludes options to purchase 120,000 shares issued in February 1997, but later cancelled in exchange for options to purchase 60,000 shares (which are reflected in the table) in connection with the Company's 1997 option repricing program.

 (3) Represents options issued in exchange for options to purchase 180,000 shares in connection with the Company's 1997 option repricing program. Excludes options to purchase 80,000 shares issued in February 1997, but later cancelled in exchange for options to purchase 48,000 shares (which are reflected in the table) in connection with the Company's 1997 option repricing program.

 (4) Represents options issued in exchange for options to purchase 150,000 shares in connection with the Company's 1997 option repricing program. All of the cancelled options were granted in February 1997, but are excluded from the table.

 (5) Represents a relocation allowance paid to Mr. Carlton upon his joining the Company in February 1997.

 (6) Represents the amount paid to Mr. Johnson from October 1, 1998, the date the Company acquired Blue Ridge Pharmaceuticals, Inc. ("Blue Ridge"), to December 31, 1998. Certain consideration received by Mr. Johnson upon the sale of his shares in Blue Ridge to the Company is contingent upon his continued employment by the Company. See "-- Employment Agreements" below.

 (7) Represents a bonus paid to Mr. Johnson on December 17, 1998, of which $154,500 was earned by Mr. Johnson as of September 30, 1998, immediately prior to the date the Company acquired Blue Ridge, and $51,500 was earned by Mr. Johnson from October 1, 1998 through December 31, 1998.

 (8) Represents options issued in exchange for options to purchase 50,500 shares in connection with the Company's 1997 option repricing program. Excludes options to purchase 20,000 shares issued in February 1997, but later cancelled in exchange for options to purchase 14,000 shares (which are reflected in the table) in connection with the Company's 1997 option repricing program.

 (9) Mr. Langan resigned from the Company effective July 21, 1999.

(10) Represents the Company's matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $4,800 and an allowance of $40,500 paid to Mr. Langan in 1999 with respect to his relocation in 1998.

(11) Represents the Company's matching contribution under the IDEXX Retirement and Incentive Savings Plan in the amount of $3,269 and a bonus of $100,000 paid to Mr. Langan as a result of his joining the Company in November 1997.

  Option Grants

     The following table sets forth certain information concerning grants of stock options made during the fiscal year ended December 31, 1999 to each of the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                                 -------------------------------------------------
                                              PERCENT OF                              POTENTIAL REALIZABLE
                                 NUMBER OF       TOTAL                                  VALUE AT ASSUMED
                                 SECURITIES     OPTIONS     EXERCISE                  ANNUAL RATES OF STOCK
                                 UNDERLYING   GRANTED TO       OR                    PRICE APPRECIATION FOR
                                  OPTIONS      EMPLOYEES      BASE                       OPTION TERM(3)
                                  GRANTED      IN FISCAL      PRICE     EXPIRATION   -----------------------
             NAME                  (#)(1)        YEAR       ($/SH)(2)      DATE        5%($)        10%($)
             ----                ----------   -----------   ---------   ----------   ----------   ----------
David E. Shaw(4)...............    50,000        3.54%       $15.44       8/12/09    $  485,428   $1,230,170
                                   90,000        6.37%       $24.50       2/03/09    $1,386,713   $3,514,202
                                   50,000        3.54%       $17.75      12/08/09    $  558,144   $1,414,446
Erwin F. Workman, Jr.,
  Ph.D.(4).....................    50,000        3.54%       $24.50       2/03/09    $  770,396   $1,952,335
Ralph K. Carlton...............       100         .01%       $25.00       2/17/09    $    1,572   $    3,984
                                   40,000        2.83%       $24.50       2/03/09    $  616,317   $1,561,868
Roland H. Johnson..............        --          --            --            --            --           --
Louis W. Pollock...............    10,000         .71%       $21.03       7/21/09    $  132,265   $  335,185
                                   20,000        1.42%       $24.50       2/03/09    $  308,158   $  780,934
Jeffrey J. Langan(5)...........    50,000        3.54%       $25.00       2/17/09    $  786,118   $1,992,178

---------------
(1) Options become exercisable in equal annual installments over a five-year period commencing on the first anniversary of the date of grant.

(2) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock and the date on which the options are exercised.

(4) Upon a change in control of the Company, vesting of options held by Mr. Shaw and Dr. Workman accelerates and such options become fully exercisable. If Mr. Shaw's employment is terminated by the Company or terminated by Mr. Shaw due to a breach by the Company of an employment agreement with Mr. Shaw, the vesting of all options held by Mr. Shaw will accelerate and such options will become fully exercisable. See "Executive Compensation -- Employment Agreements."

(5) Mr. Langan resigned from the Company effective July 21, 1999.

  Option Exercises and Year-End Values

     The following table sets forth certain information concerning stock options exercised during the fiscal year ended December 31, 1999 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers on December 31, 1999:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING
                                                                   UNEXERCISED            VALUE OF UNEXERCISED
                                                                   OPTIONS AT            IN-THE-MONEY OPTIONS AT
                                   SHARES        VALUE         FISCAL YEAR-END(#)         FISCAL YEAR-END($)(2)
                                 ACQUIRED ON    REALIZED    -------------------------   -------------------------
             NAME                EXERCISE(#)     ($)(1)     EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
             ----                -----------   ----------   -------------------------   -------------------------
David E. Shaw..................    240,000     $5,970,000        855,600/310,100           $5,820,051/$230,025
Erwin F. Workman, Jr., Ph.D....    117,394     $2,145,498        348,406/162,900           $1,384,626/$117,240
Ralph K. Carlton...............         --             --         52,000/143,100           $   24,425/$ 97,700
Roland H. Johnson..............         --             --                     --                            --
Louis W. Pollock...............         --             --          97,770/74,980           $   95,947/$ 58,620
Jeffrey J. Langan(3)...........         --             --        100,000/200,000           $   38,000/$ 57,000

---------------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on December 31, 1999 ($16.13) less the option exercise price.

(3) Mr. Langan resigned from the Company effective July 21, 1999.

  Employment Agreements

     In April 1997, the Company entered into employment agreements with Mr. Shaw (the "1997 Agreement") and Dr. Workman, establishing the terms of employment of such officers in the event of a change in control of the Company, including the payment of certain compensation and benefits in the event that, following a change in control, the employment of either officer is terminated by the Company or its successor without cause or by the officer for good reason. For purposes of the agreements, a "change in control" is deemed to occur, subject to certain exceptions, upon (i) the acquisition by a person or entity of 20% or more of the outstanding Common Stock or the combined voting power of the Company's then-outstanding voting securities, (ii) individuals who comprise the Board of Directors as of the date of the agreements (the "Incumbent Directors"), and individuals who are subsequently elected to the Board who are approved by the Incumbent Directors, ceasing to constitute at least a majority of the Board,
(iii) consummation of a merger, consolidation, reorganization or sale of assets unless following such transaction (1) the beneficial owners of the Company's Common Stock and other voting securities immediately prior to such transaction own, in substantially the same proportions, more than 60% of the outstanding common stock and then-outstanding voting securities of the entity resulting from such transaction, (2) no person or entity owns 20% or more of the outstanding common stock or the combined voting power of the then-outstanding voting securities of the resulting entity, and (3) at least half of the members of the board of directors of the resulting entity were Incumbent Directors, or individuals subsequently elected to the Board who are approved by the Incumbent Directors, at the time of execution of the initial agreement, or of the action of the Board, providing for the transaction. Upon the occurrence of a change in control, all outstanding options to purchase Common Stock owned by the officers would become immediately exercisable in full.

     Upon termination of employment following a change in control by the Company or its successor without cause or by the officer for good reason, the officer would receive in addition to salary and benefits through the date of termination
(i) a pro-rated bonus payment for the portion of the year of termination prior to the date of termination, (ii) benefits for a period of 36 months following termination and (iii) an amount equal to three times the sum of (1) the officer's annual base salary plus (2) the highest annual bonus received by the officer. For this purpose "annual base salary" is defined as the officer's base salary, but not less than 12 times the highest monthly base salary paid within the 12 months prior to the change of control, and "highest annual bonus" is defined as the higher of (A) the highest annual bonus paid to the officer for the three fiscal years preceding the change in control and (B) the annual bonus paid or payable for the most recently completed fiscal year following the change in control.

     The employment agreements become effective upon a change in control and terminate three years thereafter. Prior to a change in control, the Company has no obligation to retain the officer as an employee. Under the employment agreements, no compensation is payable by the Company to the officers upon any termination of employment prior to a change in control, except that compensation substantially equivalent to that described in the preceding paragraph will be payable prior to a change in control if the termination of the officer's employment (i) is at the request of a third party who has taken steps reasonably calculated to effect a change in control or (ii) otherwise arose in connection with or anticipation of a change in control.

     In August 1999, the Company entered into an agreement with Mr. Shaw under which Mr. Shaw will serve as Chief Executive Officer of the Company until a successor is elected to that position, and as Executive Chairman for any period following the election of a successor until December 31, 2001. Under this agreement, Mr. Shaw received an initial base salary of $400,000, which was increased to $425,000 commencing April 1, 2000 and is subject to adjustment in future years by mutual agreement. He is eligible for cash bonuses and stock option grants at the discretion of the Board of Directors consistent with senior officer guidelines. If, at any time prior to December 31, 2001, Mr. Shaw's employment is terminated by the Company or terminated by Mr. Shaw due to a breach of the agreement by the Company, Mr. Shaw will have all of the rights, and the Company will have all of the obligations, that both parties would have under the 1997 Agreement upon termination by Mr. Shaw of his employment for good reason following a change in control, including immediate vesting of all options to purchase Common Stock held by Mr. Shaw.

     The Company entered into an employment agreement with Mr. Johnson effective upon the Company's acquisition of Blue Ridge Pharmaceuticals, Inc. ("Blue Ridge") in October 1998, under which Mr. Johnson will serve as President of Blue Ridge and Vice President of the Company until December 31, 2003. Mr. Johnson's base salary and annual bonus are determined in accordance with the Company's standard policies for executive compensation except that Mr. Johnson's salary may not be reduced in any year by more than five percent. If, at any time prior to December 31, 2003, Mr. Johnson's employment is terminated by the Company without cause or by Mr. Johnson for good reason, the Company will be obligated to pay Mr. Johnson his base salary and the cost of continuing coverage under the Company's health benefit plans through December 31, 2003.

     In connection with the Company's acquisition of Blue Ridge, the Company issued to Mr. Johnson, in partial consideration for his shares in Blue Ridge, a warrant to purchase 125,581 shares of Common Stock at an exercise price of $31.59 per share. The warrant vests in three equal increments on December 31, 2000, 2001 and 2002 and expires September 30, 2003. The warrant will cease to vest if Mr. Johnson's employment is terminated by the Company for cause or by Mr. Johnson without good reason. The warrant will become immediately vested in full in the event that Mr. Johnson's employment is terminated by the Company without cause, by Mr. Johnson for good reason or due to Mr. Johnson's death or disability, or in the event of a change in control event while Mr. Johnson is employed by the Company. For purposes of the warrant, a "change in control event" means the consummation of (i) a merger, consolidation, reorganization, recapitalization, or tender offer involving the Company, immediately following which the individuals and entities who were the beneficial owners of Common Stock immediately prior to such transaction beneficially own, directly or indirectly, less than 50% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the resulting or acquiring corporation in such transaction, (ii) a sale of all or substantially all of the assets of the Company or (iii) a sale of all or substantially all of the Company's veterinary pharmaceuticals business, whether by stock sale, asset sale or otherwise.

     As additional consideration for his shares in Blue Ridge, the Company issued a promissory note to Mr. Johnson under which the Company is obligated to pay Mr. Johnson the principal amount of $3,500,000, plus interest at a rate of five and one-half percent per annum, in two equal installments on October 1, 1999 and 2000, and to issue 114,894 shares of Common Stock to Mr. Johnson on October 1, 2001. The Company will have no further obligation under the note if Mr. Johnson's employment is terminated by the Company for cause or by Mr. Johnson without good reason. In the event that Mr. Johnson's employment is terminated by the Company without cause, by Mr. Johnson for good reason or due to Mr. Johnson's death or disability, all amounts due under the note will become payable immediately and all shares will become issuable immediately.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon a review of copies of reports filed with respect to 1999 by reporting persons of the Company pursuant to Section 16(a) of the Exchange Act, or written representations from certain reporting persons that no Form 5 filing was required for such persons for such period, the Company believes that all filings required to be made by reporting persons of the Company were timely made in accordance with the requirements of the Exchange Act, except that David E. Shaw and Erwin F. Workman, Jr., officers and Directors of the Company, Ralph K. Carlton, Louis W. Pollock, Roy V.H. Pollock, and Robert J. Hulsy, officers of the Company, and Jeffrey J. Langan and Christopher J. Quinn, former officers of the Company, each reported one exempt option grant on a Form 5 that was filed late.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's executive compensation program is administered by the Compensation Committee, which is responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors. The Compensation Committee is currently comprised of three non-employee Directors.

     The Company's executive compensation program is intended to promote the achievement of the Company's business goals and, thereby, to maximize corporate performance and stockholder returns. Executive compensation consists of a mixture of base salary, performance bonuses and stock-based incentives. The Compensation Committee believes it is important to have bonuses constitute a portion of each executive's compensation package in order to tie an individual's compensation level to individual and corporate performance, and believes it is important to have stock incentives constitute a portion of each executive's compensation package in order to help align executive and stockholder interests. In determining levels of compensation, the Compensation Committee considers a number of factors such as: (i) corporate performance, (ii) division performance,
(iii) individual performance, and (iv) the Company's need to attract and retain key executive personnel who will contribute to the creation of stockholder value. In assessing corporate and division performance, the Committee primarily measures the Company's performance against a Board-approved budget.

     Base Salary. Generally, each executive officer's base salary is reviewed on an annual basis. In setting base salary, the Compensation Committee considers the factors described above, as well as recommendations from the Company's Chief Executive Officer. The Committee does not, however, use a specific formula based on a ranking of the indicated criteria, but instead makes a subjective evaluation of each executive officer's contributions and potential in light of such criteria. Upon Mr. Shaw's election as Chief Executive Officer in August 1999, his base salary was increased to $400,000. From February 1999 until August 1999, Mr. Shaw served as Executive Chairman of the Company and received a base salary of $350,000. During 1998 his annual base salary as Chief Executive Officer was $420,000. The increase in Mr. Shaw's salary in 1999 primarily reflects the substantial additional responsibilities assumed upon his election as Chief Executive Officer.

     Performance Bonuses. The payment of bonuses to executive officers is directly related to their achievement of corporate, divisional and individual performance goals. The Compensation Committee's policy is that the payment of bonuses will not necessarily be authorized if the Company does not meet or exceed its budget objectives for the fiscal year. The amount of the bonus paid, if any, varies among the executive officers depending on their success in achieving individual performance goals and on their contribution to the achievement of divisional and corporate performance goals, with principal emphasis placed by the Compensation Committee on divisional and corporate goals.

     At the beginning of each year, Mr. Shaw proposes a budget for the year to the Board of Directors for approval. This budget includes corporate-wide goals, including financial objectives for revenues, expenses, gross margin, net income and earnings per share, goals jointly established by Mr. Shaw and each of the other executive officers for their individual areas of responsibility, and a proposal regarding the overall size of the target bonus pool for the year. The individual, divisional and corporate goals included in the budget generally represent objective measures of performance. These goals include quantifiable financial objectives, such as the achievement of revenue or operating profit targets, and other milestones in research, development, marketing and other areas. For 1999, the Board of Directors initially approved a target bonus pool equal to approximately 28% of the base salaries of all eligible bonus pool participants, which included all executive officers and certain other key members of management.

     Throughout the year, the Chief Executive Officer meets with each executive officer to review his or her progress in achieving these goals and reports the Company's progress against its budget to the Board of

Directors. After the end of the year, the Chief Executive Officer performs a final performance review with each executive officer and then presents bonus recommendations to the Compensation Committee for approval.

     At its meeting in February 2000, the Compensation Committee reviewed the Company's actual 1999 corporate performance against the five key financial objectives from the 1999 budget referred to above. The Compensation Committee determined that, while the Company achieved 95% of its earnings per share objective, the Company's performance was below its financial goals other than expenses, which were significantly favorable to budget. However, the Compensation Committee also considered the significant improvement in earnings over 1998, performance of the Company during the second half of 1999 following certain management changes and restructurings, and the progress of development projects expected to contribute to future growth. The Committee then considered a report by Mr. Shaw with respect to each executive officer's performance against his individual goals. As with the determination of base salary, even though the Committee considered all five of the indicated financial objectives as well as Mr. Shaw's report and the other factors noted, the Compensation Committee did not make any specific ranking of the indicated criteria, but instead made a subjective evaluation of each executive officer's performance. On the basis of that assessment, the Compensation Committee awarded bonuses totaling $3,867,000 or 21% of the base salaries of all eligible bonus pool participants, which was 75% of the previously approved target bonus pool. The Compensation Committee awarded Mr. Shaw a bonus of $320,000 out of this pool in recognition of the Company's financial performance for the year and Mr. Shaw's achievement of his individual goals.

     Equity-Based Compensation. Grants of options under the Company's 1991 Stock Option Plan and 1998 Stock Incentive Plan are intended to directly relate executive compensation to corporate performance and to help align long-term interests of the Company's executive officers and stockholders. The exercise price of all options granted to executive officers in 1999 was equal to the fair market value of the Company's Common Stock on the date of grant.

     The Compensation Committee considers options to be an important method of providing an incentive for executive officers to remain with, and to continue to make significant contributions to, the Company. Therefore, in granting options, the Compensation Committee makes a subjective determination after considering the number and value of options held by each executive officer which will vest in each future period, in addition to the other factors described above. The Compensation Committee also seeks to maintain equitable relationships between executive officers who have similar levels of responsibility. During 1999, options were granted to each of the Named Executive Officers (see "Executive Compensation-Summary Compensation") in recognition of his or her performance and anticipated future contributions to the Company, including options for 190,000 shares granted to Mr. Shaw.

     Under the Company's employee stock purchase plans, all eligible employees of the Company, including executive officers, may purchase shares of Common Stock through payroll deductions at a price equal to 85% of the fair market value of the Common Stock at the beginning or end of the applicable purchase period, whichever is lower. Offerings under these plans generally occur over a six-month period and an aggregate of up to 450,000 shares may be issued under the plans.

     Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally disallows a tax deduction to public companies for certain compensation in excess of $1,000,000 paid to the Company's Chief Executive Officer and four other most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. The Company periodically reviews the potential consequences of Section 162(m) and generally seeks to structure the long-term incentive compensation granted to its executive officers in a manner that is intended to comply with the performance-based compensation exemptions provided in Section 162(m). However, there can be no assurances that compensation granted to the Company's executive officers will be treated as qualified performance-based compensation under Section 162(m). Moreover, because the Company's performance bonus plan is not operated in a manner designed to qualify as performance-based compensation under Section 162(m), it is possible that all or a portion of bonuses paid to the Company's executive officers will not be deductible for federal income tax purposes.

                                            James L. Moody, Jr., Chairman
                                            William F. Pounds
                                            Mary L. Good, Ph.D.

                            STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock since December 31, 1994 with the cumulative total return of (i) the CRSP Total Return Index for The Nasdaq Stock Market (U.S. Companies) (the "CRSP Nasdaq Index") and (ii) the Standard and Poor's Health Care Composite Index (the "S&P Health Care Index"). This graph assumes the investment of $100 on December 31, 1994 in the Company's Common Stock, the CRSP Nasdaq Index and the S&P Health Care Index and assumes dividends, if any, are reinvested. Measurement points are the last trading days of the years ended December 31, 1994, 1995, 1996, 1997, 1998 and 1999.
PERFORMANCE GRAPH

                                                IDEXX LABORATORIES, INC.        CRSP NASDAQ INDEX         S&P HEALTH CARE INDEX
                                                ------------------------        -----------------         ---------------------
12/31/94                                                 100.00                      100.00                      100.00
12/31/95                                                 261.00                      141.00                      154.00
12/31/96                                                 200.00                      174.00                      183.00
12/31/97                                                  89.00                      213.00                      259.00
12/31/98                                                 149.00                      300.00                      370.00
12/31/99                                                  90.00                      542.00                      335.00

              APPROVAL OF THE COMPANY'S 2000 DIRECTOR OPTION PLAN

     On February 16, 2000, the Board of Directors of the Company adopted, subject to stockholder approval, the Company's 2000 Director Option Plan ("2000 Director Plan") covering 200,000 shares of the Company's Common Stock. The 2000 Director Plan is intended to replace the 1999 Director Plan, which will terminate if the 2000 Director Plan is approved by the stockholders. See "Election of Directors -- Directors' Compensation." If the 2000 Director Plan is not approved by the stockholders, the 1999 Director Plan will remain in effect.

     In February 1999, the Board of Directors of the Company adopted the 1999 Director Plan in anticipation of the adoption by the Financial Accounting Standards Board ("FASB") of a proposal that would require the Company to amortize the fair value of stock options granted to Directors over the vesting periods of such options. The Board of Directors believed that adoption of the FASB proposal would have caused the grant of stock options under the Company's 1997 Director Option Plan to be less attractive financially to the Company and its stockholders than the award of Common Stock under the 1999 Director Plan. However, the relevant proposal ultimately was not adopted by FASB. Currently, the Company is required to expense the full value of shares of Common Stock awarded to Directors under the 1999 Director Plan. The grant of stock options under the 2000 Director Plan, which is in all material respects identical to the 1997 Director Option Plan, would have no financial impact on the Company. In addition, while Directors are taxed on the receipt of Common Stock under the 1999 Director Plan (and the Company has made cash payments to each Director to help offset such tax), the grant of options under the 2000 Director Plan is not a taxable event to Directors. See "--Federal Income Tax Consequences" below.

     The Board of Directors believes that a return to the compensation of Directors through the grant of stock options, rather than the award of Common Stock, is in the best interests of the Company and its stockholders. In addition, the Board believes that the 2000 Director Plan is necessary to help the Company continue to attract and retain experienced outside directors needed for the success of the Company. ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES THAT THE ADOPTION AND APPROVAL OF THE 2000 DIRECTOR PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

     The 2000 Director Plan is summarized below. This summary is qualified in all respects by reference to the full text of the 2000 Director Plan, copies of which may be obtained from the Secretary of the Company.

SUMMARY OF THE 2000 DIRECTOR OPTION PLAN

     Under the terms of the 2000 Director Plan, Directors who are not officers or employees of the Company or of any subsidiary of the Company will be entitled to receive nonstatutory options to purchase Common Stock. Options under the 2000 Director Plan will be granted to each eligible Director upon approval of the plan by stockholders at the Annual Meeting and at each subsequent annual meeting through and including the Annual Meeting of stockholders held in 2005. Options granted under the 2000 Director Plan will be for 6500 shares of Common Stock and will vest on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting. In addition, eligible Directors elected to the Board other than at an annual meeting will be granted an option for a pro rata number of shares of Common Stock. In general, options granted under the 2000 Director Plan will not be transferable and will be exercisable during the lifetime of the Director only while he or she is serving as a Director of the Company or within 90 days after he or she ceases to serve as a Director of the Company; provided, however, that the Board has the discretion to allow options to be transferable to family members, trusts for the benefit of family members, and charitable organizations. If a Director dies or becomes disabled while serving as a Director, the option would be exercisable for a one-year period thereafter. No option is exercisable after ten years from the date of the grant. The option price per share will be equal to the fair market value of a share of Common Stock on the date the option is granted.

     The Board of Directors may suspend or discontinue the 2000 Director Plan or amend it in any respect whatsoever, provided, however, that without approval of the stockholders of the Company, the Board of Directors may not (i) change the number of shares subject to the 2000 Director Plan, (ii) change the designation of directors eligible to receive options under the 2000 Director Plan, (iii) reduce the exercise price of any outstanding option, except for appropriate adjustment in the event of stock splits, stock dividends or similar events, or
(iv) increase the number of shares covered by an option grant (except for appropriate adjustments in the event of stock splits, stock dividends or similar events) or otherwise materially increase the benefits accruing to participants in the 2000 Director Plan.

     As of March 31, 2000, the Company had seven non-employee Directors. The following table sets forth the stock options currently expected to be granted during 2000 under the 2000 Director Plan to each of the indicated persons and groups:

                               NEW PLAN BENEFITS

                           ANTICIPATED BENEFITS UNDER
                           2000 DIRECTOR OPTION PLAN

                                                                    NUMBER OF SHARES
                   NAME                      DOLLAR VALUE($)(1)    UNDERLYING OPTIONS
                   ----                      ------------------    ------------------
David E. Shaw..............................          $0                       0
Erwin F. Workman, Jr., Ph.D. ..............           0                       0
Ralph K. Carlton...........................           0                       0
Roland H. Johnson..........................           0                       0
Louis W. Pollock...........................           0                       0
Jeffrey J. Langan(2).......................           0                       0
Executive Group............................           0                       0
Non-Executive Director Group...............           0                  45,500
Non-Executive Officer Employee Group.......           0                       0

---------------
(1) Represents the difference between the exercise price per share payable by the indicated person and the fair market value of the Common Stock on the date of issuance.

(2) Mr. Langan resigned from the Company effective July 21, 1999.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to options granted under the 2000 Director Plan and with respect to the sale of Common Stock acquired under the 2000 Director Plan.

     Tax Consequences to Optionees. An optionee will not recognize taxable income upon the grant of an option under the 2000 Director Plan. An optionee who exercises an option granted under the 2000 Director Plan generally will recognize ordinary compensation income upon the exercise in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

     With respect to any Option Stock, an optionee will have a tax basis equal to the exercise price plus any income recognized with respect to the option upon the exercise of the option. Upon selling Option Stock, an optionee generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Option Stock and the optionee's tax basis in the Option Stock. This capital gain or loss will be a long-term gain or loss if the optionee has held the Option Stock for more than one year prior to the date of the sale and will be short-term capital gain or loss if the optionee has held the Option Stock for a shorter period.

     Tax Consequences to the Company. The grant of an option under the 2000 Director Plan will have no tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 2000 Director Plan.

                   AMENDMENT OF THE 1998 STOCK INCENTIVE PLAN

     On February 16, 2000, the Board of Directors of the Company adopted, subject to stockholder approval, an amendment of the 1998 Stock Incentive Plan, increasing from 2,500,000 to 3,500,000 the number of shares of Common Stock authorized for issuance under the 1998 Stock Incentive Plan.

     The Board of Directors believes that the future growth and success of the Company depends, in large part, on its ability to attract, retain and motivate key employees, consultants and advisors and that stock option grants under the 1998 Stock Incentive Plan have been, and will continue to be, an important compensation element in attracting, retaining and motivating such persons. ACCORDINGLY, THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED AMENDMENT TO THE 1998 STOCK INCENTIVE PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THIS PROPOSAL.

SUMMARY OF THE 1998 STOCK INCENTIVE PLAN

     The following is a brief summary of the material terms of the 1998 Stock Incentive Plan. This summary is qualified in its entirety by reference to the 1998 Stock Incentive Plan, a copy of which may be obtained from the Secretary of the Company.

     The 1998 Stock Incentive Plan was originally adopted by the Board of Directors of the Company, and approved by the stockholders, in 1998 and was amended in 1999. The 1998 Stock Incentive Plan provides for the grant of "incentive stock options" intended to qualify under Section 422 of the Code, nonstatutory stock options and restricted stock awards (collectively, "Awards"). Officers, employees (including individuals who have accepted an offer for employment), directors, consultants and advisors of the Company and its subsidiaries are eligible to be granted Awards under the 1998 Stock Incentive Plan. Under present law, however, incentive stock options may be granted only to employees. The number of shares with respect to which an Award may be granted to any participant under the 1998 Stock Incentive Plan may not exceed 500,000 shares per calendar year. Unless the Board of Directors provides otherwise in a particular Award, Awards may not be transferred except by will or the laws of descent and distribution. Award recipients must satisfy all tax withholding obligations arising from an Award. The Board of Directors may allow the recipient to meet the withholding obligation by delivering shares of Common Stock, including shares retained from the Award creating the tax liability.

     Stock option Awards give the recipient the right to purchase a specified number of shares of Common Stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options granted under the 1998 Stock Incentive Plan may not be granted at an exercise price less than the fair market value of the Common Stock on the date of grant (or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company or any of its subsidiaries). Options may not be granted for a term in excess of ten years (five years in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the Company or any of its subsidiaries). The 1998 Stock Incentive Plan permits the Board of Directors to determine the manner of payment of the exercise price of options, including through payment by cash, check or in connection with a "cashless exercise" through a broker, by surrender to the Company of shares of Common Stock, by delivery to the Company of a promissory note, or by any other lawful means.

     Restricted stock Awards entitle recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable Award are not satisfied prior to the end of the applicable restriction period established for such Award. The number of shares of Common Stock subject to restricted stock Awards granted at below 100% of fair market value may not exceed 10% of the total number of shares of Common Stock issuable under the 1998 Stock Incentive Plan.

     The 1998 Stock Incentive Plan is administered by the Board of Directors. The Board of Directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 1998 Stock Incentive Plan and to interpret the provisions of the 1998 Stock Incentive Plan. The Board of Directors selects the recipients of Awards and determines (i) the number of shares of Common Stock covered by options and the dates upon which such options become exercisable, (ii) the exercise price of options, (iii) the duration of options, and (iv) the number of shares of Common Stock subject to any restricted stock Awards and the terms and conditions of such Awards, including conditions for repurchase and the issue price. The Board of Directors may amend, modify or terminate any outstanding Award, however neither the Board of Directors nor the Company may amend any outstanding Award to reduce the exercise price, other than an adjustment described in the following paragraph, without prior approval of the Company's stockholders. The Board of Directors may delegate its authority under the 1998 Stock Incentive Plan to one or more committees of the Board, and has authorized the Compensation Committee to administer the granting of stock options under the 1998 Stock Incentive Plan.

     The Board of Directors is required to make appropriate adjustments in connection with the 1998 Stock Incentive Plan and any outstanding Awards to reflect stock dividends, stock splits and similar events. In the event of a merger or other acquisition event (as defined in the 1998 Stock Incentive Plan), the 1998 Stock Incentive Plan provides for outstanding options to be assumed or substitute awards granted, unless the surviving corporation does not agree to such assumption or substitution, in which case the Board of Directors shall accelerate the options or may instead provide for a cash out of the value of the options. Upon the occurrence of an acquisition event, the 1998 Stock Incentive Plan provides that the rights of the Company under each restricted stock Award shall inure to the benefit of the Company's successor.

     The 1998 Stock Incentive Plan will expire by its terms on May 15, 2008, but Awards previously granted may extend beyond that date. The Board of Directors may at any time amend, suspend or terminate the 1998 Stock Incentive Plan, except that after the date of such amendment no outstanding Award intended to comply with Section 162(m) of the Code shall become exercisable, realizable or vested (as applicable to such Award) unless and until such amendment shall have been approved by the Company's stockholders.

     As of March 31, 2000, approximately 1,882 persons were eligible for Awards under the 1998 Stock Incentive Plan, including the Named Executive Officers. The granting of Awards under the 1998 Stock Incentive Plan is discretionary, and the Company cannot now determine the number or type of Awards to be granted in the future to any particular person or group. The Company has not made any restricted stock Awards under the 1998 Stock Incentive Plan. On March 31, 2000, the closing sale price of the Common Stock on the Nasdaq National Market was $23.31.

     Since the original adoption of the 1998 Stock Incentive Plan in May 1998, the following stock options have been granted under the Plan to the following persons and groups: David E. Shaw (170,000); Erwin F. Workman, Jr., Ph.D. (40,000); Ralph K. Carlton (100); Roland H. Johnson (0); Louis W. Pollock (30,000); Jeffrey J. Langan (0); all current executive officers as group (316,475); all current non-employee directors as a group (0); and all employees as a group, other than executive officers (1,125,140).

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to Awards granted under the 1998 Stock Incentive Plan and with respect to the sale of Common Stock acquired under the 1998 Stock Incentive Plan.

     Incentive Stock Options. In general, a participant will not recognize taxable income upon the grant or exercise of an incentive stock option. Instead, a participant will recognize taxable income with respect to an incentive stock option only upon the sale of Common Stock acquired through the exercise of the option ("ISO Stock"). The exercise of an incentive stock option, however, may subject the participant to the alternative minimum tax.

     Generally, the tax consequences of selling ISO Stock will vary with the length of time that the participant has owned the ISO Stock at the time it is sold. If the participant sells ISO Stock after having owned it for at least two years from the date the option was granted (the "Grant Date") and one year from the date the option was exercised (the "Exercise Date"), then the participant will recognize long-term capital gain in an amount equal to the excess of the sale price of the ISO Stock over the exercise price.

     If the participant sells ISO Stock for more than the exercise price prior to having owned it for at least two years from the Grant Date and one year from the Exercise Date (a "Disqualifying Disposition"), then all or a portion of the gain recognized by the participant will be ordinary compensation income and the remaining gain, if any, will be a capital gain. This capital gain will be long-term capital gain if the participant has held the ISO Stock for more than one year prior to the date of the sale.

     If the participant sells ISO Stock for less than the exercise price, then the participant will recognize capital loss equal to the excess of the exercise price over the sale price of the ISO Stock. This capital loss will be a long-term capital loss if the participant has held the ISO Stock for more than one year prior to the date of the sale.

     Nonstatutory Stock Options. As in the case of an incentive stock option, a participant will not recognize taxable income upon the grant of a nonstatutory stock option. Unlike the case of an incentive stock option, however, a participant who exercises a nonstatutory stock option generally will recognize ordinary compensation income in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "NSO Stock") on the Exercise Date over the exercise price.

     With respect to any NSO Stock, a participant will have a tax basis equal to the exercise price plus any income recognized upon the exercise of the option. Upon selling NSO Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the NSO Stock and the participant's tax basis in the NSO Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the NSO Stock for more than one year prior to the date of the sale.

     Restricted Stock Awards. A participant will not recognize taxable income upon the grant of a restricted stock Award, unless the participant makes an election under Section 83(b) of the Code (a "Section 83(b) Election"). If the participant makes a Section 83(b) Election within 30 days of the date of the grant, then the participant will recognize ordinary compensation income, for the year in which the Award is granted, in an amount equal to the difference between the fair market value of the Common Stock at the time the Award is granted and the purchase price paid for the Common Stock. If a Section 83(b) Election is not made, then the participant will recognize ordinary compensation income, at the time that the forfeiture provisions or restrictions on transfer lapse, in an amount equal to the difference between the fair market value of the Common Stock at the time of such lapse and the original purchase price paid for the Common Stock. The participant will have a basis in the Common Stock acquired equal to the sum of the price paid and the amount of ordinary compensation income recognized.

     Upon the disposition of the Common Stock acquired pursuant to a restricted stock Award, the participant will recognize a capital gain or loss equal to the difference between the sale price of the Common Stock and the participant's tax basis in the Common Stock. This capital gain or loss will be a long-term capital gain or loss if the shares are held for more than one year. For this purpose, the holding period shall begin just after the date on which the forfeiture provisions or restrictions lapse if a Section 83(b) Election is not made, or just after the Award is granted if a Section 83(b) Election is made.

     Tax Consequences to the Company. The grant of an Award under the 1998 Stock Incentive Plan will have no tax consequences to the Company. Moreover, in general, neither the exercise of an incentive stock option nor the sale of any Common Stock acquired under the 1998 Stock Incentive Plan will have any tax consequences to the Company. The Company generally will be entitled to a business-expense deduction, however, with respect to any ordinary compensation income recognized by a participant under the 1998 Stock Incentive Plan, including as a result of the exercise of a nonstatutory stock option, a Disqualifying Disposition, or in connection with a restricted stock Award. Any such deduction will be subject to the limitations of Section 162(m) of the Code.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Arthur Andersen LLP as the Company's independent auditors for the current fiscal year. Arthur Andersen LLP has served as the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of Arthur Andersen LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors will reconsider its selection of Arthur Andersen LLP.

     Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that may come before the Annual Meeting, and, under the Company's by-laws, the deadline for stockholders to notify the Company of any proposals or director nominations to be presented for action at the Annual Meeting has passed. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's Directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. The Company has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for this year's Annual Meeting, at a cost to the Company of approximately $4,000, plus reimbursement of reasonable expenses. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their reasonable out-of-pocket expenses in this regard.

                 STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Proposals of stockholders submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in the Company's proxy materials for its 2001 Annual Meeting of Stockholders must be received by the Secretary of the Company at its principal office in Westbrook, Maine, not later than December 20, 2000. In addition, the Company's by-laws require that the Company be given advance notice of matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy statement in accordance with Rule 14a-8). The required notice must be received by the Secretary of the Company, at the principal offices of the Company no later than March 20, 2001 or 60 days before the date of the 2001 Annual Meeting of Stockholders, whichever is later. If a stockholder fails to provide timely notice of a proposal to be presented at the 2001 Annual Meeting of Stockholders, the proxies designated by the Board of Directors of the Company will have discretionary authority to vote on any such proposal which may come before the meeting.

                                            By Order of the Board of Directors,

                                            Conan R. Deady, Secretary
April 19, 2000

     THE BOARD OF DIRECTORS HOPES THAT SHAREHOLDERS WILL ATTEND THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE AT YOUR EARLIEST CONVENIENCE. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                                                      1066-PS-00

IDEXX
ONE IDEXX DRIVE
WESTBROOK, ME 04092

-----------------                       ----------------
VOTE BY TELEPHONE                       VOTE BY INTERNET
-----------------                       ----------------

It's fast, convenient, and immediate!   It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone    is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

-------------------------------------   ----------------------------------------
FOLLOW THESE FOUR EASY STEPS:           FOLLOW THESE FOUR EASY STEPS:

1. Read the accompanying Proxy          1. Read the accompanying Proxy
   Statement and Annual Report.            Statement and Annual Report.

2. Call the toll-free number            2. Go to the Web site
   1-877-PRX-VOTE (1-877-779-8683)         http://www.eproxyvote.com/idxx

3. Enter your 14-digit Control Number   3. Enter your 14-digit Control Number
   located at the bottom of this card      located at the bottom of this card
   above your name.                        above your name.

4. Follow the recorded instructions.    4. Follow the instructions provided.
-------------------------------------   ----------------------------------------


                            YOUR VOTE IS IMPORTANT!

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Please note all votes by telephone or via the Internet must be cast prior to 11:59 p.m. EDT, May 16, 2000. You may also cast your vote by indicating your vote below, signing, dating and promptly returning the proxy card in the envelope provided.

If you wish to change your address, please mark the box below and note your change of address in the space provided.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR VIA THE INTERNET
                              THANK YOU FOR VOTING

DX17A                              DETACH HERE


[X] PLEASE MARK
    VOTES AS IN
    THIS EXAMPLE.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4. Attendance of the undersigned at the meeting or any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or affirmatively indicate his intent to vote in person.

1. To elect the following three Class I Directors:                                                  FOR  AGAINST  ABSTAIN

   NOMINEES: (01) David E. Shaw, (02) William F. Pounds     2. To approve the Company's 2000        [ ]    [ ]      [ ]
             and (03) Mary L. Good, Ph.D.                      Director Option Plan covering
                                                               200,000 shares of the Company's
                                        MARK HERE              Common Stock, as described in the
                                       IF YOU PLAN             Proxy Statement.
                 FOR     WITHHELD       TO ATTEND
                 [ ]        [ ]        THE MEETING  [ ]     3. To approve an amendment to the       FOR  AGAINST  ABSTAIN
                                                               Company's 1998 Stock Incentive
                                        MARK HERE              Plan increasing from 2,500,000 to    [ ]    [ ]      [ ]
                                       FOR ADDRESS             3,500,000 the number of shares of
                                        CHANGE AND  [ ]        the Company's Common Stock
                                       NOTE BELOW              authorized for issuance under the
                                                               Plan, as described in the Proxy
[ ]______________________________________                      Statement.
   For all nominees except as noted above                                                           FOR  AGAINST  ABSTAIN
                                                            4. To ratify the selection of Arthur
                                                               Andersen LLP as the Company's        [ ]    [ ]      [ ]
                                                               independent auditors for the current
                                                               year.


                                                            Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If a corporation or a partnership, please sign by authorized person.


Signature: ______________________ Date: __________________ Signature: ___________________________ Date: ____________

IDX17B                             DETACH HERE

                                     PROXY

                            IDEXX LABORATORIES, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                 OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoint(s) David E. Shaw, William F. Pounds and Conan R. Deady, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of Common Stock of IDEXX Laboratories, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Portland Marriott, 200 Sable Oaks Drive, South Portland, Maine, on Wednesday, May 17, 2000 at 9:00 a.m., local time, and at any adjournment thereof.

     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

-----------                                                       -----------
SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SEE REVERSE
   SIDE                                                               SIDE
-----------                                                       -----------

                            IDEXX LABORATORIES, INC.

                           2000 DIRECTOR OPTION PLAN

1.      Purpose.
        -------

        The purpose of this 2000 Director Option Plan (the "Plan") of IDEXX Laboratories, Inc. (the "Company") is to encourage ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's future progress and to provide them with a further incentive to remain as directors of the Company.

2.      Administration.
        --------------

        The Board of Directors shall supervise and administer   the Plan.
Grants of stock options under the Plan and the amount and nature of the awards to be granted shall be automatic in accordance with Section 5. However, all questions of interpretation of the Plan or of any options issued under it shall be determined by the Board of Directors and such determination shall be final and binding upon all persons having an interest in the Plan.

3.      Participation in the Plan.
        -------------------------

        Directors of the Company who are not employees of the Company or any subsidiary of the Company shall be eligible to participate in the Plan.

4.      Stock Subject to the Plan.
        -------------------------

        (a) The maximum number of shares which may be issued under the Plan shall be 200,000 shares of the Company's Common Stock, par value $.10 per share ("Common Stock"), subject to adjustment as provided in Section 8 of the Plan.

        (b) If any outstanding option under the Plan for any reason expires or is terminated without having been exercised in full, the shares allocable to the unexercised portion of such option shall again become available for grant pursuant to the Plan.

        (c) All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as it may be amended from time to time (the "Code").

5.      Terms, Conditions and Form of Options.
        -------------------------------------

        Each option granted under the Plan shall be evidenced by a written agreement in such form as the Board of Directors shall from time to time approve, which agreements shall comply with and be subject to the following terms and conditions:

        (a) OPTION GRANT DATES AND SHARES SUBJECT TO OPTION. Upon the date of the annual meeting of the stockholders of the Company at which the Plan is approved and adopted and at each subsequent annual meeting thereafter, the Company shall grant to each eligible director continuing in office after, or elected at, such meeting an option exercisable for 6,500 shares of Common Stock. In addition, in the case of any eligible director who is elected other than at an annual meeting, the Company shall grant to such director upon his election an option exercisable for a number of shares (up to 6,500) which shall be pro rated based on the anticipated period of service of such director prior to the next annual meeting.

        (b) OPTION EXERCISE PRICE. The option exercise price per share for each option granted under the Plan shall equal (i) the closing price per share of the Company's Common Stock on the Nasdaq National Market (or, if the Company is traded on a nationally recognized securities exchange on the date of grant, the reported closing sales price per share of the Company's Common Stock by such exchange) on the date of grant (or if no such price is reported on such date such price as reported on the nearest preceding day) or (ii) if the Common Stock is not traded on Nasdaq or any exchange, the fair market value per share on the date of grant as determined by the Board of Directors.

        (c) LIMITED TRANSFERABILITY. Each option granted under the Plan by its terms shall not be transferable by the optionee otherwise than (i) by will, or by the laws of descent and distribution, or (ii) with the approval of the Board of Directors, by gift to (A) one or more members of the optionee's family or trusts for their benefit, or (B) to one or more charitable organizations. Except as the Board of Directors may otherwise determine, no option or interest therein may be transferred, assigned, pledged or hypothecated by the optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

        (d) EXERCISE PERIOD. Each option may be exercised on or after the first anniversary of the date of grant of such option or, if earlier, on the date of the next annual meeting, provided that, subject to the provisions of
Section 5(e), no option may be exercised more than 90 days after the optionee ceases to serve as a director of the Company and, in such case, such option may only be exercised to the extent it was exercisable at the time of such cessation of service. No option shall be exercisable after the expiration of ten years from the date of grant.

        (e) EXERCISE PERIOD UPON DISABILITY OR DEATH. Notwithstanding the provisions of Section 5(d), any option granted under the Plan may be exercised, to the extent then exercisable, by an optionee (or permitted transferee of an optionee) if such optionee becomes disabled (within the meaning of Section 22(e)(3) of the Code or any successor provision thereto) while acting as a director of the Company, or may be exercised, to the extent then exercisable, upon the death of such optionee while a director of the Company by the person to whom it is transferred by will, by the laws of descent and distribution, by gift pursuant to Section 5(c), or by written notice filed pursuant to Section 5(g), in each case within the period of one year after the date the optionee ceases to be a director by reason of such disability or death; provided that, no option shall be exercisable after the expiration of ten years from the date of grant.

        (f) EXERCISE PROCEDURE. Options may be exercised only by written notice to the Company at its principal office accompanied by (i) payment in cash or by certified or by bank check of the full consideration for the shares as to which they are exercised, (ii) delivery of outstanding shares of the Company's Common Stock (which have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the option exercise price, or (iii) an irrevocable undertaking by a creditworthy broker (who is a member of the New York Stock Exchange) to deliver promptly to the Company sufficient funds to pay the exercise price or delivery of irrevocable instructions to a broker (who is a member of the New York Stock Exchange) to deliver promptly to the Company cash or a check sufficient to pay the exercise price.

        (g) EXERCISE BY REPRESENTATIVE FOLLOWING DEATH OF DIRECTOR. A director, by written notice to the Company, may designate one or more persons (and from time to time change such designation) including his legal representative, who, by reason of the director's death, shall acquire the right to exercise all or a portion of the option. If the person or persons so designated wish to exercise any portion of the option, they must do so within the term of the option as provided herein. Any exercise by a representative shall be subject to the provisions of the Plan.

6.      Time for Granting Options.
        -------------------------

        All options for shares subject to the Plan shall be granted, if at all, not later than the fifth annual meeting of stockholders after the approval of the Plan by the Company's stockholders. Options outstanding on such date shall continue to have force and effect in accordance with the provisions of the instruments evidencing such options.

7.      Limitation of Rights.
        --------------------

        (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time.

        (b) NO STOCKHOLDERS' RIGHTS FOR OPTIONS. An optionee shall have no rights as a stockholder with respect to the shares covered by his options until the date of the issuance to him of a stock certificate therefor, and no adjustment will be made for dividends or other rights (except as provided in Section 8) for which the record date is prior to the date such certificate is issued.

        (c) COMPLIANCE WITH SECURITIES LAWS. Each option shall be subject to the requirement that if, at any time, counsel to the Company shall determine that the listing, registration or qualification of the shares subject to such option upon Nasdaq or any securities exchange or under any state or federal law, or the consent or approval of any governmental or regulatory body, or the disclosure of non-public information or the satisfaction of any other condition is necessary as a condition of, or in connection with, the issuance or purchase of shares thereunder, such option may not be exercised, in whole or in part, unless such listing, registration, qualification, consent or approval, or satisfaction of such condition shall have been effected or obtained on conditions acceptable to the Board of Directors. Nothing herein shall be deemed to require the Company to apply for or to obtain such listing, registration or qualification, or to satisfy such condition.

8.      Changes in Common Stock.
        -----------------------

        (a) If the outstanding shares of Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock, or other securities, an appropriate and proportionate adjustment will be made in (i) the maximum number and kind of shares reserved for issuance under the Plan, (ii) the number and kind of shares or other securities subject to then outstanding options under the Plan and
(iii) the price for each share subject to any then outstanding options under the Plan, without changing the aggregate purchase price as to which such options remain exercisable. No fractional shares will be issued under the Plan on account of any such adjustments.

        (b) In the event that the Company is merged or consolidated into or with another corporation (in which consolidation or merger the stockholders of the Company receive distribution of cash or securities of another issuer as a result thereof), or in the event that all or substantially all of the assets of the Company are acquired by any other person or entity, or in the event of a reorganization or liquidation of the Company, the Board of Directors of the Company or the board of directors of any corporation assuming the obligations of the Company, shall, as to outstanding options, either (i) provide that such options shall be assumed, or equivalent options shall be substituted, by the acquiring or successor corporation (or an affiliate thereof), or (ii) upon written notice to the optionees, provide that all unexercised options will terminate immediately prior to the consummation of such merger, consolidation, acquisition, reorganization or liquidation unless exercised by the optionee within a specified number of days following the date of such notice.

9.      Amendment of the Plan and Options.
        ---------------------------------

        The Board of Directors may suspend or discontinue the Plan or review or amend it in any respect whatsoever; provided, however, that without approval of the stockholders of the Company, the Board may not (i) amend the Plan to change the number of shares subject to the Plan (except as provided in Section 8),
(ii) change the designation of the class of directors eligible to receive options, (iii) increase the number of shares covered by option grants or otherwise materially increase the benefits accruing to participants under the Plan or (iv) amend the terms of any outstanding options to reduce the exercise price (except as provided in Section 8).

10.     Notice.
        ------

        Any written notice to the Company required by any of the provisions of the Plan shall be addressed to the Treasurer of the Company and shall become effective when it is received.

11.     Governing Law.
        -------------

        The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware.

                            IDEXX LABORATORIES, INC.

                           1998 STOCK INCENTIVE PLAN

                           (AS OF FEBRUARY 17, 1999)

1.      Purpose.
        -------

        The purpose of this 1998 Stock Incentive Plan (the "Plan") of IDEXX Laboratories, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing such persons with equity ownership opportunities and performance-based incentives and thereby better aligning the interests of such persons with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any present or future subsidiary corporations of IDEXX Laboratories, Inc. as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code").

2.      Eligibility.
        -----------

        All of the Company's employees, officers, directors, consultants and advisors (and any individuals who have accepted an offer for employment) are eligible to be granted options or restricted stock awards (each, an "Award") under the Plan. Each person who has been granted an Award under the Plan shall be deemed a "Participant".

3.      Administration, Delegation.
        --------------------------

        (a) ADMINISTRATION BY BOARD OF DIRECTORS. The Plan will be administered by the Board of Directors of the Company (the "Board"). The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b) APPOINTMENT OF COMMITTEES. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board to the extent that the Board's powers or authority under the Plan have been delegated to such Committee.

4.      Stock Available for Awards.
        --------------------------

        (a) NUMBER OF SHARES. Subject to adjustment under Section 7, Awards may be made under the Plan for up to 2,500,000 shares of common stock, $.10 par value per share, of the Company (the "Common Stock") . If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part or results in any Common Stock not being issued, the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan, subject, however, in the case of Incentive Stock Options (as hereinafter defined), to any limitation required under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b) PER-PARTICIPANT LIMIT. Subject to adjustment under Section 7, the maximum number of shares of Common Stock with respect to which an Award may be granted to any Participant under the Plan shall be 500,000 per calendar year. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code.

5.      Stock Options.
        -------------

        (a) GENERAL. The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

        (b) INCENTIVE STOCK OPTIONS. An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) which is intended to be an Incentive Stock Option is not an Incentive Stock Option.

        (c) EXERCISE PRICE. The Board shall establish the exercise price, which shall in no event be less than 100% of the fair market value of the Common Stock as determined (or in a manner approved) by the Board in good faith ("Fair Market Value") at the time of grant, at the time each Option is granted and specify it in the applicable option agreement.

        (d) DURATION OF OPTIONS. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement. No option will be granted for a term in excess of 10 years.

        (e) EXERCISE OF OPTION. Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with payment in full as specified in Section 5(f) for the number of shares for which the Option is exercised.

        (f) PAYMENT UPON EXERCISE. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

        (1) in cash or by check, payable to the order of the Company;

        (2) except as the Board may, in its sole discretion, otherwise provide in an option agreement, (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price, (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price or (iii) delivery of shares of Common Stock owned by the Participant valued at their Fair Market Value, which Common Stock was owned by the Participant at least six months prior to such delivery;

        (3) to the extent permitted by the Board, in its sole discretion (i) by delivery of a promissory note of the Participant to the Company on terms determined by the Board, or (ii) by payment of such other lawful consideration as the Board may determine; or

        (4) any combination of the above permitted forms of payment.

6.      Restricted Stock.
        ----------------

        (a) GRANTS. The Board may grant Awards entitling recipients to acquire shares of Common Stock, subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award (each, "Restricted Stock Award").

        (b) TERMS AND CONDITIONS. The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant's estate.

        (c) LIMITATION ON NUMBER OF SHARES. Notwithstanding any provision of the Plan, no more than 10% of the total number of shares issuable under the Plan may be issued in the form of Restricted Stock Awards which are granted with an issue price less than the Fair Market Value on the date of grant.

7.      Adjustments for Changes in Common Stock and Certain Other Events.
        ----------------------------------------------------------------

        (a) CHANGES IN CAPITALIZATION. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, (i) the number and class of securities available under this Plan, (ii) the per-Participant limits set forth in Section 4(b), (iii) the number and class of securities and exercise price per share subject to each outstanding Option, and (iv) the repurchase price per share subject to each outstanding Restricted Stock Award shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent the Board shall determine, in good faith, that such an adjustment (or substitution) is necessary and appropriate. If this Section 7(a) applies and Section 7(c) also applies to any event, Section 7(c) shall be applicable to such event, and this Section 7(a) shall not be applicable.

        (b) LIQUIDATION OR DISSOLUTION. In the event of a proposed liquidation or dissolution of the Company, the Board shall upon written notice to the Participants provide that (i) all then unexercised Options will (x) become exercisable in full as of a specified time at least 10 business days prior to the effective date of such liquidation or dissolution and (y) terminate effective upon such liquidation or dissolution, except to the extent exercised before such effective date, and (ii) all Restricted Stock Awards will become free of all restrictions as of a specified time prior to the effective date of such liquidation or dissolution.

        (c) ACQUISITION EVENTS.

        (1) Definition. An "Acquisition Event" shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which the Common Stock is converted into or exchanged for the right to receive cash, securities or other property or (b) any exchange of shares of the Company for cash, securities or other property pursuant to a statutory share exchange transaction.

        (2) Consequences of an Acquisition Event on Options. Upon the occurrence of an Acquisition Event, or the execution by the Company of any agreement with respect to an Acquisition Event, the Board shall provide that all outstanding Options shall be assumed, or equivalent options shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), provided that any options substituted for Incentive Stock Options shall satisfy, in the determination of the Board, the requirements of Section 424(a) of the Code. Notwithstanding the foregoing, if the acquiring or succeeding corporation (or an affiliate thereof) does not agree to assume, or substitute for, such Options, then the Board shall upon written notice to the Participants, provide that all then unexercised Options will become exercisable in full as of a specified time (the "Acceleration Time") prior to the Acquisition Event and will terminate immediately prior to the consummation of such Acquisition Event, except to the extent exercised by the Participants before the consummation of such Acquisition Event; provided, however, that, in the event of an Acquisition Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share of Common Stock surrendered pursuant to such Acquisition

     Event (the "Acquisition Price"), then the Board may instead provide that all outstanding Options shall terminate upon consummation of such Acquisition Event and that each Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (A) the Acquisition Price multiplied by the number of shares of Common Stock subject to such outstanding Options (whether or not then exercisable), exceeds (B) the aggregate exercise price of such Options.

          (3) Consequences of an Acquisition Event on Restricted Stock
     Awards. Upon the occurrence of an Acquisition Event, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Acquisition Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award.

8.      General Provisions Applicable to Awards.
        ---------------------------------------

        (a) TRANSFERABILITY OF AWARDS. Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b) DOCUMENTATION. Each Award shall be evidenced by a written instrument in such form as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c) BOARD DISCRETION. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d) TERMINATION OF STATUS. The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, the Participant's legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award.

        (e) WITHHOLDING. Each Participant shall pay to the Company, or make provision satisfactory to the Board for payment of, any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax liability. Except as the Board may otherwise provide in an Award, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        (f) AMENDMENT OF AWARD. The Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant. In addition, neither the Board nor the Company may amend the terms of any issued and outstanding Awards to reduce the exercise price, other than pursuant to
Section 7 of the Plan, without the prior approval of the Company's stockholders.

        (g) CONDITIONS ON DELIVERY OF STOCK. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h) ACCELERATION. The Board may at any time provide that any Options shall become immediately exercisable in full or in part or that any Restricted Stock Awards shall be free of restrictions in full or in part.

9.      Miscellaneous.
        -------------

        (a) NO RIGHT TO EMPLOYMENT OR OTHER STATUS. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b) NO RIGHTS AS STOCKHOLDER. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date for such stock dividend and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (c) EFFECTIVE DATE AND TERM OF PLAN. The Plan shall become effective on the date on which it is approved by the Company's stockholders. No Awards shall be granted under the Plan after the completion of ten years from the date the Plan was approved by the Board, but Awards previously granted may extend beyond that date.

        (d) AMENDMENT OF PLAN. The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that, to the extent required by Section 162(m), no Award granted to a Participant designated as subject to
Section 162(m) by the Board after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award (to the extent that such amendment to the Plan was required to grant such Award to a particular Participant), unless and until such amendment shall have been approved by the Company's stockholders as required by Section 162(m) (including the vote required under Section 162(m)). In addition, the second sentence of
Section 8(f) of the Plan may not be amended by the Board without the prior approval of the Company's stockholders.

        (e) GOVERNING LAW. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

Approved by the Board of Directors February 12, 1998.

Adopted by stockholders on May 15, 1998.

Amended by the Board of Directors on February 17, 1999.

Amendment approved by stockholders on May 19, 1999.